                                                                    EXHIBIT 11.1

                                 XL CAPITAL LTD

                   COMPUTATION OF EARNINGS PER ORDINARY SHARE
                         AND ORDINARY SHARE EQUIVALENT

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998 (U.S. dollars in thousands, except share and per share amounts)

                                                                2000       1999       1998
                                                              ------------------------------
BASIC EARNINGS PER SHARE:
Net income..................................................  $506,352   $470,509   $656,330
Weighted average ordinary shares outstanding................   124,503    127,601    112,034
Basic earnings per share....................................  $   4.07   $   3.69   $   5.86
                                                              ------------------------------
DILUTED EARNINGS PER SHARE:
Net income..................................................  $506,352   $470,509   $656,333
Add back after-tax interest on convertible debentures.......         -      1,752      3,504
                                                              ------------------------------
Adjusted net income.........................................  $506,352   $472,261   $659,834
                                                              ------------------------------

Weighted average ordinary shares outstanding................   124,503    127,601    112,034
Average stock options outstanding (1).......................     1,194      1,872      2,152
Assumed conversion of convertible debentures (2)............         -        831      2,020
                                                              ------------------------------
Weighted average ordinary shares outstanding................   125,697    130,304    116,206
                                                              ------------------------------

Diluted earnings per share..................................  $   4.03   $   3.62   $   5.68
                                                              ------------------------------

(1) Net of shares repurchased under the treasury stock method.

(2) 1998 and 1997 reflect the assumed conversion of the 5.25% Convertible Subordinated Debentures due 2000. The Debentures were called in June 1999 and the actual conversion is reflected in 1999.